UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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SILICON IMAGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 16, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Silicon Image, Inc. to be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California, 94085, on Wednesday, May 23, 2007, at 2:00 p.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of Silicon Image by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Steve Tirado
President and Chief Executive Officer

SILICON IMAGE, INC.
1060 East Arques Ave.
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Silicon Image, Inc. will be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California 94085, on Wednesday, May 23, 2007, at 2:00 p.m., Pacific Time, for the following purposes:

1. To elect two Class II directors of Silicon Image, Inc., each to serve until the 2010 annual meeting of stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. Silicon Image’s Board of Directors intends to present the following nominees for election as Class II director:

John Hodge	Masood Jabbar

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Silicon Image, Inc. for the fiscal year ending December 31, 2007.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 9, 2007 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Steve Tirado
President and Chief Executive Officer

Sunnyvale, California
April 16, 2007

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

SILICON IMAGE, INC.
1060 East Arques Ave.
Sunnyvale, California 94085

PROXY STATEMENT

April 16, 2007

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Silicon Image, Inc., a Delaware corporation (“Silicon Image”), for use at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California 94085, on Wednesday, May 23, 2007, at 2:00 p.m., Pacific Time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 16, 2007. An annual report for the year ended December 31, 2006 is enclosed with this Proxy Statement.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on April 9, 2007, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 9, 2007, we had 87,539,706 shares of common stock outstanding and entitled to vote. Holders of Silicon Image common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. To be approved, Proposal No. 2 requires the affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal, but will have the same effect as negative votes with regard to Proposal No. 2. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative and negative votes and abstentions.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as all of the proposals to be voted on at the Annual Meeting. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. Although all of the proposals to be voted on at the Annual Meeting are considered “routine,” where a proposal is not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal. Those shares would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of Silicon Image for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class II directors, as a vote “for” election to Class II of the Board of all nominees presented by the Board. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by Silicon Image. Following the original mailing of the proxies and other soliciting materials, Silicon Image and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, Silicon Image will request that brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, Silicon Image, upon the request of the record holders, will reimburse such holders for their reasonable expenses. Georgeson Shareholder Communications, Inc. will assist Silicon Image in obtaining the return of proxies at an estimated cost to Silicon Image of $7,500.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to Silicon Image stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Mellon Investor Services, Silicon Image’s transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Mellon Investor Services, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Silicon Image’s Board of Directors is presently comprised of seven members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting. Peter Hanelt and William George have been designated as Class I directors, David Hodges, Masood Jabbar and John Hodge have been designated as Class II directors, and Steve Tirado and William Raduchel have been designated as Class III directors. Mr. Hanelt serves as Chairman of the Board. In February 2007, Dr. Hodges informed the Board that he had decided to retire and as such he will not stand for reelection when his current term expires at the Annual Meeting. Dr. Hodges will resign from his position as a Class II director, effective immediately prior to the Annual Meeting, and accordingly, the authorized number of Class II directors will be decreased from three to two at that time. The Class II directors will stand for reelection or election at the 2007 Annual Meeting, the Class III directors will stand for reelection or election at the 2008 annual meeting of stockholders and the Class I directors will stand for reelection or election at the 2009 annual meeting of stockholders. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

Each of the nominees for election to Class II is currently a director of Silicon Image. If elected at the Annual Meeting, each of the nominees would serve until the 2010 annual meeting of stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by an executed proxy will be voted “for” the election of the two nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present Board may determine. Silicon Image is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The names of the nominees for election as Class II directors at the Annual Meeting and of the incumbent Class I and Class III directors, and certain information about them, including their ages as of February 28, 2007, are included below.

Name	Age	Principal Occupation	Director Since

Nominee for election as Class II director with term expiring in 2010:
Masood Jabbar(1)(2)	57	Private Investor	2005
John Hodge(1)(3)	39	Senior Advisor, Blackstone Group	2006
Incumbent Class I director with term expiring in 2009:
Peter Hanelt(1)(2)(3)	61	Business Consultant	2005
William George(2)	64	Executive Vice President of Operations, ON Semiconductor Corporation and SCI, LLC	2005
Incumbent Class III director with term expiring in 2008:
Steve Tirado	52	President and Chief Executive Officer of Silicon Image	2005
William Raduchel	60	Individual Investor and Strategic Advisor	2005

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Governance and Nominating Committee

Masood Jabbar has served as a director of Silicon Image since May 2005. Mr. Jabbar is a private investor. From November 2004 to September 2006, Mr. Jabbar served as the Chief Executive Officer of XDS Inc., a privately held services company. In September 2003, Mr. Jabbar retired from Sun Microsystems, Inc. after sixteen years, where he held a variety of senior positions, including Executive Vice President and Advisor to the Chief Executive Officer from July 2002 through September 2003, Executive Vice President of Global Sales Operations from July 2000 to June 2002, President of the Computer Systems Division from February 1998 to June 2002 and, prior to that, Vice President, Chief Financial Officer and Chief of Staff of Sun Microsystems Computer Corporation from May 1994 to January 1998. Prior to joining Sun Microsystems, Inc., Mr. Jabbar worked for ten years at Xerox Corporation and prior to Xerox, two years at IBM Corporation. Mr. Jabbar serves on the Board of Directors of JDS Uniphase Corporation and Openwave Systems, Inc., each a publicly traded company, and Picsel Technologies. Mr. Jabbar holds a MA in International Management from the American Graduate School of International Management, a Master of Business Administration degree from West Texas A&M University and a Bachelor of Arts degree in Economics & Statistics from the University of the Punjab, Pakistan.

John Hodge has served as a director of Silicon Image since February 2006. Since June 2006, Mr. Hodge has served as Senior Advisor to Blackstone Group, a private equity firm. Since December 2006, Mr. Hodge has served on the Board of Directors of Freescale Semiconductor, Inc. Mr. Hodge was a consultant from February 2006 to June 2006. From February 2005 to February 2006, Mr. Hodge served as Senior Advisor and Managing Director of the Technology Group of Credit Suisse First Boston. From 1998 to February 2005, Mr. Hodge was Managing Director and Global Head of Corporate Finance of the Technology Group of Credit Suisse First Boston. From 1996 to 1998, Mr. Hodge was Managing Director and Head of West Coast Corporate Finance of the Technology Group of Deutsche Bank. He also previously held positions at Morgan Stanley and Robertson Stephens. Mr. Hodge holds a Bachelor of Science degree in Biology from Stanford University.

Peter Hanelt has served as a director of Silicon Image since May 2005, including as Chairman of the Board since July 2005. Mr. Hanelt has been a self-employed business consultant since November 2003. He served as Chief Restructuring Officer and Chief Operating Officer of the Good Guys, a regional consumer electronics retailer, from December 2001 through July 2003 and through October 2003 as a consultant. From October 1998 to June 2001, Mr. Hanelt served as Chief Executive Officer and director of Natural Wonders, Inc., a national specialty retailer of nature and science merchandise. Mr. Hanelt is also a director of Shoe Pavilion, Inc., a publicly traded retailer, Patelco Credit Union and Catholic Healthcare West, both not for profit companies, and InterHealth Nutraceuticals, Inc., Bidz.com, and Trader Vic’s Restaurants, all private companies.

William George has served as a director of Silicon Image since October 2005. Dr. George has served as Executive Vice President of Operations for ON Semiconductor Corporation and SCI, LLC since August 1999. He served as Corporate Vice President and Director of Manufacturing of Motorola’s Semiconductor Components Group from June 1997 until he assumed his current position. Prior to that time, Dr. George held several executive and management positions at Motorola, including Corporate Vice President and Director of Manufacturing of Motorola’s Semiconductor Products Sector. From 1991 to 1994, he served as Executive Vice President and Chief Operations Officer of Sematech, a consortium of leading semiconductor companies. He joined Motorola in 1968. From October 2003 until December 2004, Dr. George served as a director of the Supervisory Board of Metron Technology N.V., a global provider of marketing, sales, manufacturing, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers in Europe, Asia and the United States. Since August 2005, Dr. George has also served as a director of Ramtron International Corporation, a semiconductor supplier located in Colorado Springs, Colorado. Mr. George received his Bachelor’s degree in Metallurgical Engineering in 1964 from the University of Oklahoma and earned a Ph.D. in Materials Science from Purdue University in 1968.

Steve Tirado has served as a director and President and Chief Executive Officer of Silicon Image since January 2005. Mr. Tirado previously served as Division President of the Storage Group from April 2004 to January 2005, President from January 2003 to March 2004, Chief Operating Officer from November 2000 to March 2004, and Executive Vice President of Marketing and Business Development from August 1999 to November 2000. From April 1986 to July 1999, Mr. Tirado held various marketing and management positions at Sun Microsystems, Inc., a computer networking company, serving most recently as Vice President of Marketing and Business Development for the NC Systems Group. From 1985 to 1986, Mr. Tirado was President of Tirado, Sorrentino Associates, a consulting firm. From 1984 to 1985, Mr. Tirado held the position of Marketing Administration Manager at Qualogy, a mass storage disk drive and controller company. From 1976 to 1984, Mr. Tirado was a public program administrator and policy analyst within various government agencies. Mr. Tirado holds a Bachelor’s degree in Psychology from the University of California at Santa Barbara, a Masters of Social Work degree in Community Organization, Management and Planning from Boston University and a Masters of Business Administration degree from the University of California at Berkeley.

William Raduchel has served as a director of Silicon Image since December 2005. Dr. Raduchel served as non-executive vice chairman of Silicon Image’s wholly-owned subsidiary Simplay Labs, LLC (formerly known as PanelLink Cinema LLC) from January 2005 until his election as a director of Silicon Image. From April 2003 until his election as a director, Dr. Raduchel served as a consultant to Silicon Image. Dr. Raduchel is an outside director, an active individual investor and a strategic advisor. From March 2004 until June 2006, he was the chairman of the board, and from May 2004 to January 2006, chief executive officer, of Ruckus Network, Inc., a digital entertainment network for students at colleges and universities over the university network. He is a director of Blackboard, Inc., Chordiant Software, Inc., Opera Software ASA, all public companies, and Aha Media, Datran Media, ePals (formerly known as In2Books), moka5, and Stoneacre Partners LLC, all private companies. From time to time, he has served as an advisor to Myriad International Holdings, a cable television and internet services company. From September 1999 through January 2001, he was chief technology officer of AOL, becoming chief technology officer of AOL Time Warner (now known as Time Warner Inc.) at that time, a position he held through 2002. After leaving AOL Time Warner, he served as a part-time strategic advisor to America Online, Inc. (a subsidiary of Time Warner Inc.) from March 2003 through February 2004. After attending Michigan Technological University, which gave him an honorary doctorate in 2002, Dr. Raduchel received his undergraduate degree in Economics from Michigan State University, and earned his A.M. and Ph.D. degrees in Economics at Harvard University.

The Board of Directors recommends a vote FOR the election
of each of the nominated directors

Membership and Meetings of Board of Directors and Board Committees

Board of Directors.

The Board of Directors has determined that each of Peter Hanelt, William George, John Hodge, David Hodges, and Masood Jabbar, representing a majority of its current members, is independent under the rules of the NASDAQ Stock Market and the rules of the Securities and Exchange Commission.

During fiscal year 2006, the Board met formally seven times and acted by written consent three times. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served). In addition, the independent outside directors also met once during fiscal year 2006.

Standing committees of the Board include an audit committee, a compensation committee and a governance and nominating committee. Each of these committees has adopted a written charter. Current copies of these charters are available on Silicon Image’s website at www.siliconimage.com.

Audit Committee.  The Audit Committee consists of Peter Hanelt and Masood Jabbar, as well as John Hodge, who was appointed to the committee in May 2006. Mr. Hanelt has served as chairman of the Audit

Committee since June 2005. The Board has determined that Messrs. Hanelt and Jabbar are each an “audit committee financial expert”, as defined by the rules of the Securities and Exchange Commission, and that each meets the financial sophistication requirements of the NASDAQ Stock Market. In addition, the Board has determined that each of the members of the Audit Committee meets the independence requirements of the NASDAQ Stock Market. During fiscal year 2006, the Audit Committee met fifteen times. The Audit Committee reviews our financial reporting process, our system of internal controls and the audit process. The Audit Committee also reviews the performance and independence of our external auditors and recommends to the Board the appointment or discharge of our external auditors.

Compensation Committee.  The Compensation Committee consists of William George, Peter Hanelt and Masood Jabbar. Mr. Jabbar has served as chairman of the Compensation Committee since June 2005. The Board has determined that each of the current members of the Compensation Committee meets the independence requirements of the rules of the NASDAQ Stock Market. During fiscal year 2006, the Compensation Committee met eleven times and acted by written consent nine times. The Compensation Committee has the authority to approve the form and amount of compensation to be paid or awarded to all employees of Silicon Image. The Compensation Committee, in conjunction with the non-executive members of the Board, sets the base salaries of Silicon Image’s executive officers, including the Chief Executive Officer, and approves bonus programs for the executive officers. The Compensation Committee administers the issuance of stock options and other equity awards under equity- based compensation plans and agreements thereunder as well as non-plan options. The Board also has the authority to approve the issuance of stock options and other equity awards and has delegated to our chief executive officer the authority to grant stock options to non-officer employees, subject to certain limitations. The Compensation Committee and the Board each has the authority to approve director compensation.

Governance and Nominating Committee.  The Governance and Nominating Committee consists of Peter Hanelt and John Hodge, who joined the committee in April 2006, as well as David Hodges, who will not stand for reelection at the Annual Meeting. Dr. Hodges has served as chairman of the Governance and Nominating Committee since January 2005. The Board has determined that each of the current members of the Governance and Nominating Committee meets the independence requirements of the rules of the NASDAQ Stock Market. During fiscal year 2006, the Governance and Nominating Committee met one time and acted by written consent one time. The Governance and Nominating Committee is responsible for reviewing and evaluating Silicon Image’s corporate governance principles and code of business conduct and ethics and advising the full Board on other corporate governance matters.

The Governance and Nominating Committee is also responsible for interviewing, evaluating, approving and recommending individuals for membership on the Board. The goal of the Governance and Nominating Committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on our Board. To this end, the Governance and Nominating Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen, and the ability to think strategically. In addition, the Governance and Nominating Committee considers the level of the candidate’s commitment to active participation as a director, both at Board and Board committee meetings and otherwise. Although the Governance and Nominating Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. The Governance and Nominating Committee has previously retained outside search consultants to assist in identifying potential candidates for membership on the Board.

Policy regarding Stockholder Nominations.  The Governance and Nominating Committee considers stockholder recommendations for director candidates. The Governance and Nominating Committee has established the following procedure for stockholders to submit director nominee recommendations:

•	If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to Silicon Image’s Corporate Secretary at Silicon Image’s principal executive offices, no later than the 120th calendar day before the date that Silicon Image last mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.

•	Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by Silicon Image’s Corporate Secretary and as necessary to satisfy Securities Exchange Commission rules and Silicon Image’s Bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board if nominated and elected.

•	The Governance and Nominating Committee considers nominees based on Silicon Image’s need to fill vacancies or to expand the Board, and also considers Silicon Image’s need to fill particular roles on the Board or committees thereof (e.g. independent director, audit committee financial expert, etc.).

•	The Governance and Nominating Committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of Silicon Image’s Board is currently comprised of William George, Peter Hanelt and Masood Jabbar. None of these individuals has at any time been an officer or employee of Silicon Image. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to be Silicon Image’s independent registered public accounting firm for the year ending December 31, 2007, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Changes in Independent Registered Public Accounting Firm

On June 7, 2005, PricewaterhouseCoopers LLP resigned as Silicon Image’s independent registered public accounting firm.

For the years ended December 31, 2003 and 2004, PricewaterhouseCoopers LLP’s reports contained no adverse opinions or any disclaimers of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2003 and 2004, and through June 7, 2005, there were no disagreements (as described under Item 304(a)(1)(iv) of Regulation S-K) with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference thereto in their reports on the financial statements of Silicon Image for such years.

Except for the material weakness in internal controls described in this paragraph, during the years ended December 31, 2003 and 2004, and through June 7, 2005, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K). As reported in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed by Silicon Image on May 10, 2005, management of Silicon Image concluded that, as of March 31, 2005, a material weakness in internal controls over financial reporting existed due to the fact that the oversight of Silicon Image’s control over financial reporting by Silicon Image’s Audit Committee was ineffective due to the resignations on April 24, 2005 of four of the five independent members of Silicon Image’s Board of Directors, which at that time left the Audit Committee of the Board of Directors with only one member. In addition, the sole remaining member of the Audit Committee was not an “audit committee financial expert,” as that term is defined by the rules of the Securities and Exchange Commission.

On July 19, 2005, Silicon Image appointed Deloitte & Touche LLP as its independent registered public accounting firm. During the years ended December 31, 2003 and 2004, and through July 19, 2005, Silicon Image did not consult with Deloitte & Touche LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Audit and Related Fees

Audit Fees.

The aggregate fees billed or to be billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), for professional services rendered for (i) the audit of Silicon Image’s annual financial statements set forth in Silicon Image’s Annual Report for the fiscal year ended December 31, 2006, (ii) the review of Silicon Image’s quarterly financial statements set forth in Silicon Image’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, (iii) the issuances of consents and review of documents filed with the Securities and Exchange Commission, and (iv) the fiscal year 2006 audit of Silicon Image’s internal controls under Section 404 of the Sarbanes-Oxley Act were $1,459,000 for the fiscal year ended December 31, 2006.

Since its appointment as Silicon Image’s independent registered accounting firm through the fiscal year ended December 31, 2005, the aggregate fees billed by Deloitte & Touche for professional services rendered in connection with (i) the audit of Silicon Image’s annual financial statements set forth in Silicon Image’s Annual Report for the fiscal year ended December 31, 2005, (ii) the review of Silicon Image’ quarterly financial statements set forth in Silicon Image’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005, (iii) the issuances of consents and review of documents filed with the Securities and Exchange Commission, and (iv) the fiscal year 2005 audit of Silicon Image’s internal controls under Section 404 of the Sarbanes-Oxley Act were $1,567,375 for the fiscal year ended December 31, 2005.

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered prior to its resignation as Silicon Image’s independent registered public accounting firm for the review of Silicon Image’s quarterly financial statements set forth in Silicon Image’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and the issuances of consents and review of documents filed with the Securities and Exchange Commission, were $55,045 for the fiscal year ended December 31, 2005.

Audit-Related Fees.

For the fiscal year ended December 31, 2006, the fees billed by Deloitte & Touche for professional services rendered and not reported under “Audit Fees” above were $32,000, which related to the review and testing of our conclusions in connection with an internal review of prior option grant practices. No fees were billed or are to be billed by Deloitte & Touche for professional services rendered since its appointment as Silicon Image’s independent registered public accounting firm related to the performance of the aforementioned audits or reviews of Silicon Image’s financial statements and not reported above under “Audit Fees” for the fiscal year ended December 31, 2005. The aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for professional services rendered prior to its resignation as Silicon Image’s independent registered public accounting firm related to the performance of the aforementioned audits or reviews of Silicon Image’s financial statements and not reported above under “Audit Fees” were $147,000 for the fiscal year ended December 31, 2005. Audit related services rendered by PricewaterhouseCoopers LLP included work associated with auditing and accounting consultations regarding new accounting standards, review of Silicon Image’s proxy statement for the 2005 annual meeting of stockholders, review of a current report on Form 8-K in connection with PricewaterhouseCoopers LLP’s resignation in 2005, and consultations regarding a potential investment in 2005 and regarding responses to certain comments of the Securities and Exchange Commission with respect to the Annual Report for the fiscal year ended December 31, 2004 and certain comments of the NASDAQ Stock Market with respect to compliance with certain NASDAQ Marketplace Rules.

Tax Fees.

The aggregate fees billed or to be billed by Deloitte & Touche for tax compliance, tax advice and tax planning services rendered since its appointment as Silicon Image’s independent registered public accounting firm were $48,548 for the fiscal year ended December 31, 2006 and $54,684 for the fiscal year ended December 31, 2005. Tax-related services rendered by Deloitte & Touche consisted of services related to structuring considerations and local tax issues in connection with certain offshore entities, performance of a five year tax credit study regarding the years 2000 through 2005 and performance of a change in ownership study. No fees were billed or are to be billed by PricewaterhouseCoopers LLP for professional services rendered for tax consulting and compliance for the fiscal year ended December 31, 2005.

All Other Fees.

No fees were billed or are to be billed by Deloitte & Touche for services other than those described above rendered since its appointment as Silicon Image’s independent registered public accounting firm. The aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for services other than those described above rendered prior to its resignation as Silicon Image’s independent registered public accounting firm were $5,351 for the fiscal year ended December 31, 2005. These services related to structuring considerations in connection with the establishment of international operations during 2005.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Deloitte & Touche and PricewaterhouseCoopers LLP, respectively, for the fiscal years ended December 31, 2005 and 2006, described above, were pre-approved by the Audit Committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of February 28, 2007 by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our current directors;

•	each of our “Named Executive Officers”, as such term is defined under the rules of the Securities and Exchange Commission; and

•	all current directors and executive officers as a group.

Our Named Executive Officers consist of the individual who served as Chief Executive Officer in 2006 (Mr. Tirado), the individual who served as Chief Financial Officer in 2006 (Mr. Freeman), the three other most highly compensated executive officers who were executive officers as of December 31, 2006 and earned total compensation more than $100,000 in 2006 (Dr. Northcutt and Messrs. Shin and Valiton), and one additional individual who would have been among the three other most highly compensated executive officers but for the fact that such individual was not serving as an executive officer as of December 31, 2006 (Mr. Reutens).

The percentage ownership is based on 86,940,989 shares of common stock outstanding as of February 28, 2007. Shares of common stock that are subject to options or other convertible securities currently exercisable or exercisable within 60 days of February 28, 2007, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options or convertible securities, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. To our knowledge, unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address for each listed stockholder is c/o Silicon Image, Inc., 1060 East Arques Ave., Sunnyvale, California 94085.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Class

Barclays Global Investors(1)	4,940,164	5.68%
The Vanguard Group(2)	4,320,888	4.97%
Steve Tirado(3)	941,921	1.08%
J. Duane Northcutt(4)	408,370	*
John Shin(5)	281,410	*
Rob Valiton(6)	275,214	*
David Hodges(7)	208,559	*
William Raduchel(8)	186,333	*
Robert Freeman(9)	88,542	*
Peter Hanelt(10)	36,861	*
Masood Jabbar(11)	30,626	*
William George(12)	15,000	*
John Hodge(13)	11,667	*
Patrick Reutens(14)	0	*
All current executive officers and directors as a group (12 persons)(15)(16)	2,276,010	2.62%

*	Less than 1%.

(1)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007 which indicates that Barclays Global Investors, NA has sole voting power over 3,367,705 of these shares and sole investment power over 3,651,747 of these shares and Barclay’s Global Fund Advisors has sole voting power over 1,288,417 of these shares and sole investment power over 1,288,417 of these shares. The address of Barclays Global Investors is 45 Fremont Street, San Francisco, CA 94105.

(2)	Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007 which indicates that The Vanguard Group, Inc. has sole voting power over 68,790 of these shares and sole investment power over 4,320,888 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA19355.

(3)	Includes 900 shares held by the Tirado Family Trust, of which Mr. Tirado is a trustee. Includes 822,531 shares subject to options held by Mr. Tirado that are exercisable within 60 days after February 28, 2007.

(4)	Includes 402,396 shares subject to options held by Dr. Northcutt that are exercisable within 60 days after February 28, 2007.

(5)	Includes 260,313 shares subject to options held by Mr. Shin that are exercisable within 60 days after February 28, 2007.

(6)	Includes 274,418 shares subject to options held by Mr. Valiton that are exercisable within 60 days after February 28, 2007.

(7)	Includes 106,600 shares held by the Hodges Family Trust 5/16/90, of which Dr. Hodges and Susan S. Hodges are trustees. Includes 98,959 shares subject to options held by Dr. Hodges that are exercisable within 60 days after February 28, 2007.

(8)	Represents 183,333 shares subject to options held by Dr. Raduchel that are exercisable within 60 days after February 28, 2007.

(9)	Represents 88,542 shares subject to options held by Mr. Freeman that are exercisable within 60 days after February 28, 2007.

(10)	Includes 2,000 shares held by the Peter G. Hanelt and Mary Ann Hanelt Trust, of which Mr. Hanelt is the trustee. Includes 500 shares held by Mr. Hanelt’s spouse. Includes 30,626 shares subject to options held by Mr. Hanelt that are exercisable within 60 days after February 28, 2007.

(11)	Represents 30,626 shares subject to options held by Mr. Jabbar that are exercisable within 60 days after February 28, 2007.

(12)	Represents 15,000 shares subject to options held by Dr. George that are exercisable within 60 days after February 28, 2007.

(13)	Represents 11,667 shares subject to options held by Mr. Hodge that are exercisable within 60 days after February 28, 2007.

(14)	Mr. Reutens, who most recently served as Chief Legal Officer, resigned from Silicon Image in September 2006.

(15)	Includes 2,031,015 shares subject to options that are exercisable within 60 days after February 28, 2007.

(16)	Does not include shares or shares subject to options held by Mr. Reutens or Mr. Shin as of February 28, 2007, as neither Mr. Reutens nor Mr. Shin were executive officers at that date.

Equity Compensation Plans

As of December 31, 2006, we maintained our 1999 Equity Incentive Plan, 1999 Employee Stock Purchase Plan and 1995 Equity Incentive Plan, all of which were approved by our stockholders. As of December 31, 2006, we also maintained the CMD Technology Inc. 1999 Stock Incentive Plan, Silicon Communication Lab, Inc. 1999 Stock Option Plan and TransWarp Networks, Inc. 2002 Stock Option/Stock Issuance Plan, which we assumed in connection with our acquisition of those companies, as well as non-plan stock options. The following table gives information about equity awards under these plans and options as of December 31, 2006.

			(c)
	(a)		Number of Securities
	Number of Securities	(b)	Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	13,442,576	$9.72	6,782,003	(1)
Equity compensation plans not approved by security holders(2)	2,811,398	$5.30	224,505
Total	16,253,974	$8.95	7,006,508

(1)	Of these, 5,113,200 shares remained available for grant under the 1999 Equity Incentive Plan and 1,668,803 shares remained available for grant under the 1999 Employee Stock Purchase Plan. All of the shares available for grant under the 1999 Equity Incentive Plan may be issued in the form of stock options, restricted stock or stock bonuses. Under the terms of our 1999 Equity Incentive Plan, on the first business day of each calendar year, the aggregate number of shares reserved and available for grant and issuance pursuant to the plan is automatically increased by a number of shares equal to 5% of the total outstanding shares as of the immediately preceding December 31, provided that our Board or Compensation Committee may in its sole discretion reduce the amount of the increase in any particular year. Under the terms of our 1999 Employee Stock Purchase Plan, on January 1 of each year, the aggregate number of shares reserved for issuance under the plan is automatically increased by a number of shares equal to 1% of the total outstanding shares as of the immediately preceding December 31, provided that our Board or Compensation Committee may in its sole discretion reduce the amount of the increase in any particular year and, provided further, that the aggregate number of shares issued over the term of the plan shall not exceed 8,000,000 shares.

(2)	In June 2001, we assumed the CMD Technology Inc. 1999 Stock Incentive Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. In September 2001, our Board amended this plan to conform the material terms so that they are substantially similar to those of our 1999 Equity Incentive Plan; however, this plan does not allow for the award of stock bonuses and does not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our assumption of the shares remaining available for future issuance under this plan, we have granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2006, 1,368,220 shares were subject to outstanding stock options under this plan at a weighted-average exercise price of $4.95, and in addition, 95,600 shares remained available for future issuance under this plan. Shares subject to any option or right to purchase restricted stock granted under this plan that can no longer be exercised and shares reacquired by us pursuant to an option agreement or restricted stock purchase agreement will again be available for grant or issuance under this plan. Our directors, employees and consultants are eligible to receive stock options and rights to purchase restricted stock under this plan. Incentive stock options may be granted only to our employees. The Compensation Committee or Board determines the exercise or purchase price and vesting schedule of options and restricted stock awards. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of non-statutory stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan is 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), outstanding options may be assumed or substituted for by the successor corporation. In the discretion of the Compensation Committee or Board, the vesting of these options may accelerate upon one of these transactions. The Board may from time to time amend, suspend or terminate this plan. Unless earlier terminated pursuant to its terms, this plan shall terminate on August 9, 2009.

In July 2001, we assumed the Silicon Communication Lab, Inc. 1999 Stock Option Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. In

September 2001, our Board amended this plan to conform the material terms so that they are substantially similar to those of our 1999 Equity Incentive Plan; however, this plan does not allow for the award of restricted stock or stock bonuses and does not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our assumption of the shares remaining available for future issuance under this plan, we have granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2006, 571,833 shares were subject to outstanding stock options under this plan at a weighted-average exercise price of $5.66, and in addition, 48,025 shares remained available for future issuance under this plan. Shares subject to an option granted under this plan which expires or becomes exercisable for any reason shall become available for future grant under this plan. Our directors, employees and consultants are eligible to receive stock options under this plan. The Compensation Committee or Board determines the exercise price and vesting schedule of options. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of non-statutory stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan is 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), outstanding options may be assumed or substituted for by the successor corporation. In the discretion of the Compensation Committee or Board, the vesting of these options may accelerate upon one of these transactions. The Board may at any time amend, suspend or discontinue this plan. Unless earlier terminated pursuant to its terms, this plan shall terminate 10 years from its initial adoption.

In April 2003, we assumed the TransWarp Networks, Inc. 2002 Stock Option/Stock Issuance Plan, all outstanding stock options under this plan and all shares then remaining available for future issuance under this plan. The material terms of this plan are substantially similar to those of our 1999 Equity Incentive Plan; however, this plan does not provide for an automatic annual increase in the amount of shares reserved for issuance thereunder. Following our acquisition of TransWarp Networks, we amended the form of stock option agreement under this plan to conform the material terms so that they are substantially similar to those of stock option agreements under our 1999 Equity Incentive Plan. Following our assumption of the shares remaining available for future issuance under this plan, we have granted stock options to purchase such shares to those recipients permitted by the rules of the NASDAQ Stock Market. As of December 31, 2006, 340,138 shares were subject to outstanding stock options under this plan at a weighted-average exercise price of $3.63, and in addition, 80,880 shares remained available for future issuance under this plan. Shares subject to an option granted under this plan which expires or becomes exercisable for any reason and unvested shares of common stock granted under this plan which are repurchased by us shall become available for future grant under this plan. Our directors, employees and consultants are eligible to receive stock options and awards of common stock under this plan. Incentive stock options may be granted only to our employees. The Compensation Committee or Board determines the exercise price and vesting schedule of options. The exercise price of non-statutory stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant. The maximum term of options granted under this plan is 10 years. If we undergo a change in control (such as a merger, sale of assets or tender offer), with respect to outstanding options and unvested shares granted prior to our acquisition of TransWarp Networks, vesting of such options and unvested shares will automatically accelerate in full unless such options are assumed or replaced by a cash incentive program by the successor corporation, repurchase rights with respect to unvested shares are assigned to the successor corporation, or acceleration is subject to or precluded by limitations imposed by the Compensation Committee or Board. If we undergo a change in control (such as a merger, sale of assets or tender offer), with respect to outstanding options granted following our acquisition of TransWarp Networks, vesting of such options may be assumed or substituted for by the successor corporation and in the discretion of the Compensation Committee or Board, the vesting of such options may accelerate upon one of these transactions. The Board may at any time amend or modify this plan. Unless earlier terminated pursuant to its terms, this plan shall terminate 10 years from its initial adoption.

As of December 31, 2006, 531,207 shares were subject to five outstanding non-plan stock options at a weighted-average exercise price of $6.88.

On April 5, 2001, Jimmy Garcia-Meza was granted a non-plan option for 500,000 shares at $3.4375, which equaled the fair market value of our common stock on that date. This option is immediately exercisable and the shares become vested with respect to 12.5% of the shares on October 5, 2001 and 2.083% of the shares on November 5, 2001 and the 41 months thereafter. As of December 31, 2006, Mr. Garcia-Meza had exercised this option with respect to 298,793 shares and this option remained outstanding with respect to 201,207 shares.

On November 6, 2001, John Shin was granted a non-plan option for 350,000 shares at an exercise price of $1.65, which equaled the fair market value of our common stock on that date. This option becomes vested and exercisable with respect to 25% of the shares on November 6, 2002 and 2.083% of the shares on December 6, 2002 and each of the 35 months thereafter. As of December 31, 2006, Dr. Shin had exercised this option with respect to 220,000 shares and this option remained outstanding with respect to 130,000 shares.

On November 1, 2004, Peter Rado was granted a non-plan option for 200,000 shares at an exercise price of $13.74, which equaled the fair market value of our common stock on that date. This option becomes vested and exercisable with respect to 25% of the shares on November 1, 2005 and 2.083% of the shares each of the 36 months thereafter. As of December 31, 2006, 104,167 of the shares subject to this option were exercisable and this option remained outstanding with respect to 200,000 shares.

Unless noted otherwise above, all outstanding non-plan options expire 10 years from the date of grant. However, if an optionee ceases to provide services to us, his non-plan option will generally expire three months from the date of termination, unless the termination is for cause, in which case the option will expire on the date of termination, or the termination is for death or disability, in which case the option will expire 12 months from the date of termination.

EXECUTIVE OFFICERS

The following sets forth certain information with regard to executive officers of Silicon Image, including their ages as of February 28, 2007:

Name	Age	Position

Steve Tirado	52	President and Chief Executive Officer
Robert Freeman	64	Chief Financial Officer
J. Duane Northcutt	49	Chief Technology Officer
Edward Lopez	47	Chief Legal Officer
Rob Valiton	42	Vice President, Worldwide Sales
Dale Zimmerman	47	Vice President, Worldwide Marketing

Steve Tirado has served as a director and President and Chief Executive Officer of Silicon Image since January 2005. Mr. Tirado previously served as Division President of the Storage Group from April 2004 to January 2005, President from January 2003 to March 2004, Chief Operating Officer from November 2000 to March 2004, and Executive Vice President of Marketing and Business Development from August 1999 to November 2000. From April 1986 to July 1999, Mr. Tirado held various marketing and management positions at Sun Microsystems, Inc., a computer networking company, serving most recently as Vice President of Marketing and Business Development for the NC Systems Group. From 1985 to 1986, Mr. Tirado was President of Tirado, Sorrentino Associates, a consulting firm. From 1984 to 1985, Mr. Tirado held the position of Marketing Administration Manager at Qualogy, a mass storage disk drive and controller company. From 1976 to 1984, Mr. Tirado was a public program administrator and policy analyst within various government agencies. Mr. Tirado holds a Bachelor Degree in Psychology from the University of California at Santa Barbara, a Masters of Social Work Degree in Community Organization, Management and Planning from Boston University and a Masters of Business Administration degree from the University of California at Berkeley.

Robert Freeman has served as Silicon Image’s Chief Financial Officer since November 2005. Mr. Freeman previously served as interim Chief Financial Officer from August 2005 to November 2005. From April 2004 to August 2005, Mr. Freeman served as a management consultant with Horn Murdock Cole, a national financial and management consulting firm working with public software and semiconductor companies. From January 2003 to March 2004, Mr. Freeman was an independent consultant. From September 2000 to December 2002, Mr. Freeman served as Senior Vice President and Chief Financial Officer of Southwall Technologies Inc., a producer of thin film optical coatings for use in the automotive, architectural and computer display markets. Prior to that time, Mr. Freeman held chief financial officer, senior vice president and treasurer roles at a variety of public and privately held companies. Mr. Freeman holds a Bachelor of Arts degree from Loyola Marymount University and a Masters of Business Administration degree from the University of Southern California. Mr. Freeman has informed us that he intends to retire following a transition period ending not later than September 30, 2007 during which he will continue to serve as Chief Financial Officer.

J. Duane Northcutt has served as Silicon Image’s Chief Technology Officer since July 2003. Prior to joining Silicon Image in February 2002, Dr. Northcutt held the title of Distinguished Engineer of the Desktop and Workgroup Servers Group at Sun Microsystems, where he worked in a technical capacity from 1990 to 2001. Previously, Dr. Northcutt was a member of the research faculty at Carnegie Mellon University’s School of Computer Science. Dr. Northcutt holds both a Bachelor’s and a Master’s degree in Electrical Engineering and a Ph.D. in Computer and Electrical Engineering from Carnegie-Mellon University.

Edward Lopez has served as Silicon Image’s Chief Legal Officer since January 2007. Mr. Lopez joined Silicon Image from the law firm of Morrison & Foerster where he was Of Counsel in the firm’s Corporate Group in San Francisco. Prior to joining Morrison & Foerster in September 2005, Mr. Lopez was general counsel and senior vice president, human resources at Terayon Communication Systems, a publicly-held manufacturer of broadband access equipment from 1999 to 2005. Prior to Terayon, Mr. Lopez was affiliated with two publicly-held medical device companies as Vice President, Business Development & General Counsel of ReSound Corporation from 1998 to 1999 and as Senior Corporate Counsel & Assistant Secretary of Nellcor

Puritan Bennett, Inc. from 1993 to 1998. Mr. Lopez earned his B.A. in Economics from Columbia University and a J.D. from the Harvard Law School.

Rob Valiton has served as Silicon Image’s Vice President of Worldwide Sales since April 2004 and previously served as Silicon Image’s Senior Director of Sales, NAE and EMEA from August 2003 to April 2004 and Director of Sales, NAE from October 2000 to August 2003. Mr. Valiton joined Silicon Image in July 1999 as Eastern Region Sales Manager. From 1998 to 1999, Mr. Valiton served as Eastern Area Sales and Applications Manager at Summit Microelectronics, a start-up designer and fabless manufacturer of programmable analog and mixed-signal semiconductors. From 1996 to 1998, Mr. Valiton was Eastern Area Sales Manager for Benchmarq Microelectronics, a designer and fabless semiconductor manufacturer of mixed-signal and analog semiconductors. From 1986 to 1996, Mr. Valiton held various strategic account management, sales and marketing management and account specialist positions with Rayovac Corporation’s OEM Division, Power Convertibles Corporation’s Power Management Division and Dow Chemical Company. Mr. Valiton holds a Bachelor of Science degree in Plastics Engineering with a minor in Chemistry from the University of Massachusetts.

Dale Zimmerman has served as Silicon Image’s Vice President of Worldwide Marketing since February 2006. Prior to joining Silicon Image in February 2006, Mr. Zimmerman held various positions at Texas Instruments from June 1978 until February 2006, including most recently as general manager of the DLP TV business. Mr. Zimmerman holds a Bachelor’s and a Master’s degree in Electrical Engineering from the Massachusetts Institute of Technology.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Silicon Image designs, implements and maintains compensation programs aimed at attracting, rewarding, developing and retaining executives, managers, and individual contributors who make up the company’s valued human capital. The company’s compensation programs are designed to attract the technical and leadership skills required for its business objectives by compensating key employees at competitive levels and aligning, stockholder interests, company goals and employee and team performance.

Our compensation philosophy is expressed in a comprehensive package called Total Rewards, which is designed to hire and retain top talent, recognize and reward performance, achieve results by defining objectives and intended results, pay competitively with the market, and keep stock compensation competitive and stay in the middle of the market relative to our peers.

Multiple Compensation Components.  Our executive compensation programs include a combination of base salary, cash incentive bonuses, equity grants and benefits. We believe that this combination allows us to attract and retain needed talent while also aligning both short-term and longer-term performance with the goals and objectives of both the company and its stockholders. In addition, the use of multiple compensation components allows flexibility to adjust one component or another in the event that the company starts falling short of its talent goals. The components of compensation programs provided to our executive officers are the same as those provided to our management employees generally.

Annual Compensation Survey (Benchmarking).  Each year we re-evaluate the various elements of Total Rewards by conducting a total compensation survey. In 2006, the company retained the services of Compensia, an outside compensation consulting firm that focuses primarily on technical companies, to provide us with market survey data, comparative analysis and recommendations regarding competitive practices in our market. Compensia helps provide a third-party perspective on our compensation, and utilizes data from the Radford Executive Compensation Survey — Bay Area Semiconductor (Select Peers) to help assess our positioning and practices and to measure our component mix and compensation levels against the competitive market.

For executive compensation, the Compensia analysis targets a specific group of peer companies that is reviewed by the Compensation Committee and, in some instances, modified each year. This list is designed to provide a comparison with our competitors as well as with all others with whom we compete for talent. The list includes companies that are smaller, comparably sized and larger than we are, in order to provide balance. It also includes companies that perform on a par or better than we do as well as those who do not perform as well as us. Since the purpose of the survey is to give us a snapshot of current market positioning, trends and practices, we believe that a broad view of other companies is required. Based on the results of this survey, we evaluate our compensation philosophy, components, practices and current pay for our executives. In 2006, the peer companies against which Compensia evaluated Silicon Image’s executive compensation program were Applied Micro Circuits, Cirrus Logic, Inc., Conexant Systems, Dsp Group, Inc., Integrated Device Technology, Inc., Micrel, Microsemi, Omnivision Technologies, Pmc-Sierra, Inc., Qlogic Corporation, Semtech Corporation, Silicon Laboratories, Standard Microsystems Corporation, Trident Microsystems, and Zoran Corporation.

Allocation Between Salary and Incentives.  Our compensation elements include both short-term (annual salary and cash bonus) and long-term (non-cash equity/stock options) incentives. In general, the higher the level of the position, the greater amount of total compensation that is tied to incentive compensation, in the form of bonuses and stock options. This allocation is based on a philosophy that the higher one’s position is in the organizational structure, the greater one’s impact on achieving the goals and objectives of the company. The other guiding principle in our allocation among different components of compensation is the need to calibrate our position with competitive market practices. We want to ensure that we are not depending too heavily on either base or incentive relative to the companies with whom we compete for talent.

Compensation Elements

Base Salary.  Base compensation is intended to provide a competitive cash package for employees based on their job scope, level and experience. It is intended to recognize and reward the day-to-day performance of one’s duties. Our target is to keep executive base compensation in the third quartile of our peer group. This survey provides us with overall market compensation for the semiconductor segment as well as specific compensation data for a targeted group of companies with whom we compete for talent.

We review base salary levels annually to assess whether we have met our target positioning relative to the market in which we compete for employees. We also review individual executive performance to assess whether a merit increase is warranted based on individual and company-wide performance. During 2006, we awarded increases in base pay to our executives, as described below under “Summary Compensation Table — Compensation of Named Executive Officers in 2006.”

Incentive Bonus — Linking Pay with Performance.  Silicon Image’s short term incentive program is referred to as the Silicon Image Incentive Bonus Program, and is designed to align executive performance with the annual goals and objectives of the company. Our objective is to have an incentive program that is competitive with the market, aligns focus, ties to results and rewards performance. It is funded based on overall company performance against predetermined revenue and net income objectives. The target incentives we provide for executives are intended to be in the third quartile of our peer group. We believe that our actual payout of incentive compensation in 2006 was at the high end of this range (based on an assessment by Compensia) and reflected our strong financial performance in 2006.

Performance Metrics.  In 2006, our bonus plan provided two cash bonus pools, one for executive participants and one for non-executive participants. The amounts of the bonus pools were designed to be a function of the extent to which our revenue exceeded at least 95% of our planned revenue for the year, and our adjusted net income for 2006 exceeded at least 95% of our planned adjusted net income for the year. Adjusted net income for this purpose was defined as our GAAP net income, excluding (1) certain charges related to acquisitions, including expenses for amortization of intangible assets, (2) stock-based compensation expense, and (3) gains or losses on strategic investments. This generally correlates to the pro forma net income amounts that we publicly disclose when reporting our quarterly earnings. We believe that revenue and adjusted net income align employees and stockholders’ interests, and provide clear, definable and readily understood measures of overall company performance and stockholder interests. Half of the bonus plan funding was based on the revenue target, and half on the adjusted net income target. In 2007, our bonus plan will have a similar structure, except that we expect that the income-related component will be based upon an earnings before interest, taxes, depreciation and amortization (EBITDA) calculation (excluding stock based compensation expense), rather than adjusted net income. In addition, we anticipate that our 2007 bonus plan will require achievement of a minimum EBITDA level before any bonuses would be funded.

At the 95% of revenue and adjusted net income levels, our 2006 bonus plan would have provided for funding of the bonus pool at 80% of target, escalating to 100% funding at 100% performance against plan. In addition, the plan included accelerators that would provide higher than target funding levels at company performance levels that exceeded 100% of plan, so that if revenue or adjusted net income performance was at or above 125% of plan, the bonus pool would be funded at 300% of the applicable target. The plan provided for funding on a prorata basis between these levels of revenue and adjusted net income. In 2006, we achieved over 113.3% of our revenue target and 115.3% of our adjusted net income target, and accordingly funded a $2,378,411 pool for bonuses for executive participants. A significant portion of our performance in excess of our adjusted net income and revenue targets is attributable to royalty revenue that we recognized in 2006 in connection with our settlement with Genesis Microchip. Although a portion of the royalty revenue recognized in connection with the Genesis settlement related to years prior to 2006, we believed it was appropriate to take such royalty revenue into account in calculating the bonus pool for 2006 because our executives and other employees had not received credit for that revenue in their bonus pool in those prior years.

Individual Bonus Payout.  Our Compensation Committee set the 2006 target bonus levels for executive participants in our bonus program in February 2006. Bonus targets for each executive position were: Chief Executive Officer — 70% of base compensation; Chief Technology Officer, Chief Financial Officer and Chief Legal Officer — 45% of base compensation; and all other VPs or equivalent — 40% of base compensation. The amount of individual bonus payments are proposed to our Compensation Committee by the CEO (with the exception of the CEO’s own bonus) and are based on a subjective assessment of a number of factors and inputs, including peer assessments, a self-assessment, the CEO’s ranking of performance against quantitative and qualitative goals and objectives established early in the year or shortly after the time of hire, and other factors. The percentage targets described above represent the amount of bonuses that would be paid if the company achieves 100% of its revenue and adjusted net income targets and the executive achieves his performance goals. The maximum possible payout under our executive bonus program would be three times the bonus target. For 2006, we determined that each of our executive officers achieved their individual performance objectives, and accordingly each executive officer as of the end of the year received a bonus based on their target amount, as adjusted to reflect the increased funding of our bonus plan due to our revenue and adjusted net income levels, as described above.

Incentive Compensation for our VP of Worldwide Sales.  Our VP of Worldwide Sales does not participate in our Incentive Bonus Program. Instead, he receives incentive compensation based on our percent achievement of our revenue target for the fiscal year.

Total Cash Compensation Target.  Our overall total cash compensation goal for our executive officers is to provide cash compensation at the third quartile of our peer group on average, reflecting the market positioning that we believe is necessary for Silicon Image to attract the executive talent necessary to remain competitive. We believe that our 2006 executive cash compensation was within this range, based on an assessment by Compensia.

Equity Incentives

Long-Term Equity Incentive Program.  The goal of the company’s long term incentive program is to align management and employee performance with the longer-term interests of investors through stock options. At the executive level, we continue to believe that equity in the form of stock options is both a motivator as well as a recruiting and retention tool. We also believe that it is the best instrument in our compensation portfolio to align executive performance with the longer term goals of the company. Those goals in turn align with the longer term stockholder interests.

As with our bonus program, our equity incentive program is structured to provide a target level of participation based on the level of the position. Our target level of options for our executive officers is to provide equity compensation (in numbers of shares granted) in the third quartile of our peer group, based on an assessment by Compensia. Our current goal is to limit the number of shares subject to options granted in any one year so that they do not materially exceed four percent of our total shares outstanding.

At the executive officer level, there is more variability from person to person in option grant levels than at lower levels, as assessed by Compensia, due to market competitive pressures and individually negotiated offer packages.

Our stock option grant policies have been affected by the implementation of SFAS No. 123R, which we adopted in the first quarter of fiscal year 2006 using the modified prospective method as permitted by the pronouncement. Under this transition method, we are required to value all stock-based compensation awards granted prior to but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, as adjusted for estimated forfeitures.

Different Forms of Long-Term Incentives.  The company has the ability in its plans to grant other forms of equity including performance based options and restricted shares. All of our long-term equity incentives have been in the form of stock options. Generally, our options provide for vesting over time, typically a four-year period. We have on occasion also granted performance based options, with vesting tied to specific measurable achievements. In 2006, we granted performance based options to our VP, Worldwide Sales.

Standardization of Grant Dates.  Beginning in August 2006, all option grants to executive and non-executive employees have a vesting commencement and pricing on the first 15th of the month following approval, except as otherwise approved by our compensation committee. The standardization of grant dates on the first 15th of the month following approval is designed to avoid the timing of granting options in conjunction with the release of information that might have a favorable or unfavorable impact on the company’s stock price.

Other Equity, Retirement and Benefits Programs

Employee Stock Purchase Plan (ESPP).  The company provides an Employee Stock Purchase Program (ESPP) that enables all employees, including executives, to purchase stock at a discount. The stock is offered for purchase at 85% of the market value at the beginning and end of specified purchase periods. In December 2006, we amended the ESPP to reduce the length of offering periods from two years to six months, among other things. We anticipate that this amendment will help reduce the compensation expense impact and dilution effect of the plan.

401K Defined Contribution Plan.  The company does not offer a defined benefit retirement plan. However, it does have a defined contribution plan in the form of a 401K plan for its employees. At the current time, the company does not provide for a company match.

Other Benefits.  The company offers a full range of benefits including life, medical, dental, vision and disability programs. The company also has a paid time off (PTO) program that allows employees time for vacation or personal matters. The goal of the plans is to provide an attractive and competitive set of benefits while also managing costs.

Other Benefits or Perquisites.  The company does not generally offer other cash or non-cash incentives to executives that are not available to other employees. However, there are times when a specific situation requires additional compensation. Relocation or temporary living arrangements for executives who either work remotely but spend significant time in another Silicon Image work location or have not yet moved is an example. Some specifics include:

We pay rent on apartments for two executives (neither of whom are Named Executive Officers) who work full time in the headquarters offices but live in a different location for family reasons. We also pay for travel back and forth from their home locations to their work location, and are reimbursing these two executives for taxes payable on these arrangements. We anticipate that both situations will be temporary arrangements.

Deferred Compensation.  We do not currently have any deferred compensation programs for employees or executives.

Severance or Change of Control Practice.  The company has entered into severance and change of control agreements with the CEO, CFO and VP, Sales. These agreements were negotiated individually at the time of hire or promotion.

Executive Compensation Determination

Process for Reviewing and Adjusting Executive Pay.

Executive Pay.  For compensation of executives our CEO, in conjunction with our Vice President, Human Resources and our Chief Financial Officer, reviews executive compensation on an annual basis and makes recommendations to the Compensation Committee regarding any proposed adjustments. Final decisions on compensation for all executives are then made by the Compensation Committee.

In reviewing executive compensation, our compensation committee considers a number of factors, typically including the following:

•	Individual performance, including a comparative ranking and peer assessments for executives reporting to the CEO

•	Company performance and our achievement of specific objectives

•	Survey data regarding compensation practices by our peers

•	Prior year’s compensation

•	Current holdings of options, and their exercise price and remaining vesting schedule

•	Internal consistency, including the relationship to other executives, and the relationship of executive compensation to non-executive compensation.

In 2006, we utilized Compensia, a compensation consulting firm, to provide and analyze data regarding non-CEO executive compensation including current Silicon Image compensation data and survey-based market competitive data and to make recommendations regarding non-CEO executive compensation.

CEO Pay.  In reviewing our CEO’s compensation, the Compensation Committee reviews relevant survey data from the Radford Executive Compensation report together with an analysis of data on CEO executive compensation from Compensia. In addition, the Compensation Committee considers the factors described above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Masood Jabbar, Chair
Peter Hanelt
William George

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2006, 2005 and 2004. The named executive officers were not entitled to receive payments which would characterized as “non-equity incentive plan compensation” for the fiscal years ended December 31, 2006, 2005 and 2004. We do not administer a pension plan program. We have a 401(k) program, but do not match employee contributions at this time.

						All Other
Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Compensation	Total
Position	Year	($)	($)	($)	($)(1)	($)	($)

Steve Tirado(2)	2006	$475,000	$650,790	—	$2,534,987	14,177	$3,674,954
President and Chief	2005	451,585	201,638	—	1,738,166	13,016	2,404,405
Executive Officer	2004	294,318	109,029	—	1,359,723	13,413	1,776,483
Robert Freeman(3)	2006	270,000	216,671	—	447,488	9,521	943,680
Chief Financial Officer	2005	116,522	—	—	57,606	3,665	177,793
Rob Valiton(4)	2006	506,009	—	—	976,979	14,177	1,497,165
Vice President,	2005	427,164	—	—	740,340	13,016	1,180,520
Worldwide Sales	2004	414,412	—	—	688,130	13,101	1,115,643
J. Duane Northcutt(5)	2006	282,500	249,817	—	708,575	4,840	1,245,732
Chief Technology	2005	252,500	72,450	—	767,867	4,628	1,097,445
Officer	2004	245,000	77,700	—	425,488	4,726	752,914
Patrick Reutens(6)	2006	199,002	—	—	994,519	19,924	1,213,445
Chief Legal Officer	2005	250,000	91,410	—	847,549	8,796	1,197,755
(former)	2004	47,436	15,000	—	162,572	1,070	226,078
John Shin(7)	2006	280,000	214,214	—	493,757	14,177	1,002,148
Vice President,	2005	244,000	61,061	—	186,325	12,991	504,377
Engineering	2004	237,000	60,000	—	104,107	13,413	414,520

(1)	Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, (SFAS No. 123(R)), requiring us to recognize expense related to the fair value of our stock-based compensation awards. Stock-based compensation expense for all stock-based compensation awards granted subsequent to December 31, 2005 is based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2005 and 2004 in accordance with FAS 123(R) of awards pursuant to our 1999 Equity Incentive Plan and thus may include amounts from awards granted in and prior to these years. Assumptions used in the calculation of these amounts are included in footnote 6 to our audited financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around March 1, 2007. In 2006, Mr. Reutens forfeited stock options for 257,292 shares upon his resignation. None of the other named executive officers forfeited any stock options during 2004, 2005 or 2006.

(2)	For Mr. Tirado, amounts under “All Other Compensation” include payments by us of $13,457 for health insurance and $720 for life insurance in 2006, $12,536 for health insurance and $480 for life insurance in 2005, and $12,753 for health insurance and $660 for life insurance in 2004.

(3)	For Mr. Freeman, amounts under “All Other Compensation” include payments by us of $8,801 for health insurance and $720 for life insurance in 2006, and $3,465 for health insurance and $200 for life insurance in 2005.

(4)	Salary figures for Mr. Valiton include sales commissions of $251,009 for the fiscal year ended December 31, 2006, $187,164 for the fiscal year ended December 31, 2005 and $201,462 for the fiscal year ended December 31, 2004. For Mr. Valiton, amounts under “All Other Compensation” include payments by us of $13,457 for health insurance and $720 for life insurance in 2006, $12,536 for health insurance and $480 for life insurance in 2005, and $12,753 for health insurance and $348 for life insurance in 2004.

(5)	For Dr. Northcutt, amounts under “All Other Compensation” include payments by us of $4,120 for health insurance and $720 for life insurance in 2006, $4,158 for health insurance and $470 for life insurance in 2005, and $4,119 for health insurance and $607 for life insurance in 2004.

(6)	For Mr. Reutens, amounts under “All Other Compensation” include payments by us of $10,232 for health insurance and $540 for life insurance in 2006, $8,316 for health insurance and $480 for life insurance in 2005, and $1,068 for health insurance and $2 for life insurance in 2004. Amounts for 2006 also include $9,154 paid to cash out accrued paid time off upon Mr. Reutens’ resignation.

(7)	For Mr. Shin, amounts under “All Other Compensation” include payments by us of $13,457 for health insurance and $720 for life insurance in 2006, $12,536 for health insurance and $455 for life insurance in 2005, and $12,753 for health insurance and $660 for life insurance in 2004. Mr. Shin was an executive officer of the company through February 6, 2007.

Compensation Of Named Executive Officers in 2006

Steve Tirado, President and CEO.  Mr. Tirado served as our Chief Executive Officer during the entire 2006 year. His compensation consists of the same mix as other executives with base salary, bonus, stock options and our standard company benefits. Mr. Tirado’s base salary increased from $451,585 in 2005 to $475,000 in 2006, reflecting both an assessment of his performance, and an adjustment to bring his base pay into our target range as compared to peer companies. Mr. Tirado received options in 2006 to purchase 500,000 shares as part of a negotiated agreement at the time he became CEO, which provided for increased option grant levels for him over two years. The intent was to provide Mr. Tirado with a larger stake in the company consistent with CEO option levels at peer companies, as well as to align his performance and incentive to the longer term stockholder interests. Mr. Tirado also received a bonus for 2006 performance in excess of his 70% target reflecting the overachievement of the company against both our revenue and income targets and an assessment that he had achieved his individual performance objectives.

Robert Freeman, CFO.  Mr. Freeman served as our Chief Financial Officer during the entire 2006 year. His compensation for the year consisted of base compensation, bonus, stock options and our standard company benefits. Mr. Freeman received an increase in his base compensation in November 2005, when he became our Chief Financial Officer. He received another increase in May 2006, to bring his base pay into our target range as compared to peer companies. Mr. Freeman also received a bonus for 2006 performance in excess of his 45% target, reflecting the overachievement of the company against both our revenue and income targets and an assessment that he had achieved his individual performance objectives. Mr. Freeman did not receive an option grant in 2006, as he received a 250,000 share grant in November 2005 when he was promoted from interim Chief Financial Officer to Chief Financial Officer.

Rob Valiton, VP, Worldwide Sales.  Mr. Valiton served as our Vice President, Worldwide Sales during the entire 2006 year. Mr. Valiton’s compensation consisted of base salary, participation in the Sales Incentive Bonus Program, stock options and performance based stock options in addition to the company’s standard benefits program. Mr. Valiton’s salary, which includes commissions based on the company’s revenue, increased from $427,164 in 2005 to $506,009 in 2006, reflecting the company’s strong revenue performance in 2006. Mr. Valiton’s base salary before commissions increased from $240,000 to $255,000, based on his individual performance and contribution. Mr. Valiton’s performance based stock options were connected to rolling out a sales based objectives plan for the global sales force. He met the performance objectives and received the grant with a special vesting schedule. Mr. Valiton does not participate in the Silicon Image Executive Bonus Program since he has his own separate sales bonus program, which is tied to a revenue quota established by the CEO at the beginning of the year. In 2006, Mr. Valiton received options to purchase 110,000 shares, which was intended to provide equity compensation consistent with comparable positions at peer companies.

John Shin, VP, Engineering.  Mr. Shin was promoted to the position of Vice President of Engineering in January 2006. Mr. Shin’s compensation for 2006 consisted of base salary, incentive bonus and stock options in addition to the company’s standard benefits. Mr. Shin received an increase in his base compensation in

2006, from $244,000 to $280,000, to reflect the increase in his responsibilities in January 2006. Mr. Shin also received a bonus for 2006 performance in excess of his 40% target reflecting the overachievement of the company against both our revenue and income targets and an assessment that he had achieved his individual performance objectives. In 2006, Mr. Shin received options to purchase 65,000 shares.

Jeffrey Duane Northcutt, CTO.  Mr. Northcutt served as our Chief Technology Officer during the entire 2006 year. Mr. Northcutt’s compensation for 2006 consisted of base salary, incentive bonus and stock options in addition to the company’s standard benefits. Mr. Northcutt received an increase in his base compensation from $252,500 in 2005 to 282,500 in 2006, to reflect his performance as CTO, and to bring his base pay into our target range as compared to peer companies. Mr. Northcutt also received a bonus for 2006 performance in excess of his 45% target reflecting the overachievement of the company against both our revenue and income targets and an assessment that he had achieved his individual performance objectives. In 2006, Mr. Northcutt received options to purchase 45,000 shares.

Patrick Reutens, former Chief Legal Officer.  Mr. Reutens served as our Chief Legal Officer from October 2004 to September 2006. Mr. Reutens’ compensation for the year consisted of base salary, incentive bonus eligibility and stock options in addition to the company’s standard benefits. Mr. Reutens received an increase in his base compensation level from $250,000 in 2005 to 280,000 in 2006, to reflect his performance as CLO, and to bring his base pay into our target range as compared to peer companies. Because Mr. Reutens resigned from the company prior to payout of bonuses, he did not receive a bonus for his 2006 performance. In 2006, Mr. Reutens received options to purchase 65,000 shares.

Mr. Tirado, Mr. Freeman and Mr. Valiton each has an employment offer letter agreement with provisions providing for separation payments and benefits upon a termination without “cause”. Mr. Tirado’s agreement also provides for separation payments and benefits upon a termination for “good reason” or due to death or disability. For additional details regarding these arrangements please see “Potential Payments upon Termination or Change of Control” below.

GRANTS OF PLAN-BASED AWARDS TABLE (2006)

The table below provides information with respect to each stock option granted to each named executive officer during 2006. The stock options set forth below were granted for fixed amounts of shares and unless noted otherwise below, vesting under such stock options is contingent only upon continued service with Silicon Image and not achievement of other performance-related targets or conditions. No named executive officer was the recipient of a stock award grant during 2006.

		All Other Option
		Awards: Number of		Exercise or Base	Grant Date Fair
		Securities		Price of Option	Value of Stock and
		Underlying Options		Awards	Option Awards
Name	Grant Date	(#)		($/Sh)	($)(1)

Steve Tirado	1/3/06	500,000	(2)	$9.89	$3,561,700
Robert Freeman	—	—		—	—
Rob Valiton	1/3/06	65,000	(3)	9.89	463,021
	1/11/06	35,000	(4)	10.83	273,014
	2/13/06	10,000	(5)	11.07	79,733
J. Duane Northcutt	1/3/06	45,000	(6)	9.89	320,553
Patrick Reutens	1/3/06	65,000	(7)	9.89	463,021
John Shin	1/3/06	65,000	(8)	9.89	463,021

(1)	We estimate the fair value of stock options, consistent with the provisions of SFAS No. 123(R) and SAB 107. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model and the straight-line attribution approach. For a detailed discussion about the computation please refer to Note 6 to our audited financial statements for the fiscal year ended December 31,

2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around March 1, 2007.

(2)	This option becomes vested and exercisable with respect to 2.083% of the shares on February 3, 2006 and each of the 47 months thereafter. This option expires on January 3, 2016.

(3)	This option becomes vested and exercisable with respect to 2.083% of the shares on February 3, 2006 and each of the 47 months thereafter. This option expires on January 3, 2016.

(4)	This option becomes vested and exercisable with respect to 2.083% of the shares on February 11, 2006 and each of the 47 months thereafter. This option expires on January 11, 2016.

(5)	If a specified performance objective related to closing a design win with a top tier original equipment manufacturer was achieved by Mr. Valiton prior to December 31, 2006, this option would become fully vested and exercisable; otherwise, this option would become vested and exercisable with respect to 2.083% of the shares on January 31, 2007 and each of the 47 months thereafter. Mr. Valiton achieved this performance objective and the 10,000 shares subject to this option are fully vested. This option expires on February 13, 2016.

(6)	This option becomes vested and exercisable with respect to 2.083% of the shares on February 3, 2006 and each of the 47 months thereafter. This option expires on January 3, 2016.

(7)	This option becomes vested and exercisable with respect to 2.083% of the shares on February 3, 2006 and each of the 47 months thereafter. Mr. Reutens exercised the then vested portion of this option following his resignation in September 2006.

(8)	This option becomes vested and exercisable with respect to 2.083% of the shares on February 3, 2006 and each of the 47 months thereafter. This option expires on January 3, 2016.

OPTIONS EXERCISED TABLE (2006)

The table below provides information with respect to each stock option exercised by each named executive officer during 2006. No named executive officer is the holder of a stock award that vested during 2006.

	Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)(1)

Steve Tirado	—	$—
Robert Freeman	—	—
Rob Valiton	92,628	688,205
J. Duane Northcutt	65,000	457,050
Patrick Reutens	182,708	153,423
John Shin	30,000	342,329

(1)	The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise, which is based on the closing price reported on the Nasdaq Global Select Market on that date, and the aggregate exercise price of the option.

OUTSTANDING EQUITY AWARDS AT YEAR END TABLE (2006)

The table below provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2006. No named executive officer is the holder of unvested shares of stock or unvested shares of stock, units or other rights awarded under any equity incentive plan as of December 31, 2006.

	Option Awards
			Equity Incentive
			Plan Awards: Number
	Number of	Number of	of Securities
	Securities	Securities	Underlying
	Underlying	Underlying	Unexercised		Option	Option
	Unexercised Options	Unexercised Options	Unearned Options		Exercise Price	Expiration
Name	(#) Exercisable	(#) Unexercisable	(#)		($)	Date

Steve Tirado	46,875	—	—	(1)	$5.63	4/4/07
	22,500	—	—	(2)	5.63	4/4/07
	18,364	—	—	(3)	5.44	1/2/11
	191,667	—	8,333	(4)	4.06	1/2/12
	88,334	—	100,000	(5)	6.16	1/2/13
	96,667	—	40,000	(6)	6.16	1/2/13
	—	—	120,000	(7)	15.48	1/4/15
	182,083	—	197,917	(8)	14.14	1/24/15
	114,583	—	385,417	(9)	9.89	1/3/16
Robert Freeman	67,708	—	182,292	(10)	9.96	11/14/15
Rob Valiton	2,000	—	6,000	(11)	4.44	9/10/12
	834	—	4,333	(12)	4.90	8/8/13
	1,250	—	9,500	(13)	4.90	8/8/13
	200,000	—	100,000	(14)	12.86	4/17/14
	14,896	—	50,104	(15)	9.89	1/3/16
	—	—	35,000	(16)	10.83	1/11/16
	10,000	—	—	(17)	11.07	2/13/16
J. Duane Northcutt	185,000	—	—	(18)	6.21	2/20/12
	80,000	—	45,000	(19)	6.16	1/2/13
	36,667	—	43,333	(20)	9.55	2/5/14
	57,500	—	62,500	(21)	15.48	1/4/15
	10,313	—	34,687	(22)	9.89	1/3/16
Patrick Reutens	—	—	—		—	—
John Shin	130,000	—	—	(23)	1.65	11/6/11
	30,000	—	30,000	(24)	6.16	1/2/13
	28,333	—	71,667	(25)	9.55	2/5/14
	27,500	—	58,500	(26)	15.48	1/4/15
	14,896	—	50,104	(27)	9.89	1/3/16

(1)	This option was originally granted for 250,000 shares and has been exercised with respect to 203,125 shares. The remaining 46,875 shares subject to this option are fully vested.

(2)	This option was originally granted for 120,000 shares and has been exercised with respect to 97,500 shares. The remaining 22,500 shares subject to this option are fully vested.

(3)	This option was originally granted for 31,391 shares and has been exercised with respect to 13,027 shares. The remaining 18,364 shares subject to this option are fully vested.

(4)	This option was originally granted for 250,000 shares and has been exercised with respect to 50,000 shares. This option becomes vested and exercisable with respect to 0.833% of the shares on January 2, 2003 and each of the 11 months thereafter, 1.667% of the shares on January 2, 2004 and each of the 11 months thereafter, 2.5% of the shares on January 2, 2005 and each of the 11 months thereafter, and 3.333% of the shares on January 2, 2006 and each of the 11 months thereafter.

(5)	This option was originally granted for 200,000 shares and has been exercised with respect to 11,666 shares. This option becomes vested and exercisable with respect to 0.833% of the shares on January 2, 2004 and each of the 11 months thereafter, 1.25% of the shares on January 2, 2005 and each of the 11 months thereafter, 2.083% of the shares on January 2, 2006 and each of the 11 months thereafter, and 4.167% of the shares on January 2, 2007 and each of the 11 months thereafter.

(6)	This option was originally granted for 200,000 shares and has been exercised with respect to 63,333 shares. This option becomes vested and exercisable with respect to 1.667% of the shares on January 2, 2003 and each of the 59 months thereafter.

(7)	This option was originally granted for 120,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 0.694% of the shares on January 4, 2007 and each of the 11 months thereafter, 4.861% of the shares on January 4, 2008 and each of the 11 months thereafter, and 2.778% of the shares on January 4, 2009 and each of the 11 months thereafter.

(8)	This option was originally granted for 380,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 2.083% of the shares on January 24, 2006 and each of the 47 months thereafter.

(9)	This option was originally granted for 500,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 2.083% of the shares on February 3, 2006 and each of the 47 months thereafter.

(10)	This option was originally granted for 250,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 25% of the shares on November 14, 2006 and 2.083% of the shares on December 14, 2006 and each of the 35 months thereafter.

(11)	This option was originally granted for 20,000 shares and has been exercised with respect to 12,000 shares. This option becomes vested and exercisable with respect to 0.833% of the shares on September 10, 2004 and each of the 11 months thereafter, 1.667% of the shares on September 10, 2005 and each of the 11 months thereafter, 2.5% of the shares on September 10, 2006 and each of the 11 months thereafter, and 3.333% of the shares on September 10, 2007 and each of the 11 months thereafter.

(12)	This option was originally granted for 10,000 shares and has been exercised with respect to 4,833 shares. This option becomes vested and exercisable with respect to 1.667% of the share on March 28, 2004 and each of the 59 months thereafter.

(13)	This option was originally granted for 15,000 shares and has been exercised with respect to 4,250 shares. This option becomes vested and exercisable with respect to 1.667% of the shares on March 28, 2005 and each of the 59 months thereafter.

(14)	This option was originally granted for 300,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 2.083% of the shares on May 17, 2004 and each of the 47 months thereafter.

(15)	This option was originally granted for 65,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 2.083% of the shares on February 3, 2006 and each of the 47 months thereafter.

(16)	This option was originally granted for 35,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 2.083% of the shares on February 11, 2006 and each of the 47 months thereafter.

(17)	This option was originally granted for 10,000 shares and has not been exercised with respect to any shares. The remaining 10,000 shares subject to this option are fully vested.

(18)	This option was originally granted for 250,000 shares and has been exercised with respect to 65,000 shares. The remaining 185,000 shares subject to this option are fully vested.

(19)	This option was originally granted for 125,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 1.333% of the shares on January 2,

2004 and each of the 23 months thereafter, 2.667% of the shares on January 2, 2006 and each of the 11 months thereafter, and 3% of the shares on January 2, 2007 and each of the 11 months thereafter.

(20)	This option was originally granted for 80,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 1.042% of the shares on March 5, 2004 and each of the 23 months thereafter and 2.083% of the shares on March 5, 2006 and each of the 35 months thereafter.

(21)	This option was originally granted for 120,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 2.083% of the shares on January 31, 2005 and each of the 23 months thereafter, and 1.389% of the shares on January 31, 2007 and each of the 35 months thereafter.

(22)	This option was originally granted for 45,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 2.083% of the shares on February 3, 2006 and each of the 47 months thereafter.

(23)	This option was originally granted for 350,000 shares and has been exercised with respect to 220,000 shares. The remaining 130,000 shares subject to this option are fully vested.

(24)	This option was originally granted for 60,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 0.833% of the shares on January 2, 2005 and each of the 11 months thereafter, 3.333% of the shares on January 2, 2006 and each of the 11 months thereafter, and 4.167% of the shares on January 2, 2007 and each of the 11 months thereafter.

(25)	This option was originally granted for 100,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 0.833% of the shares on February 5, 2005 and each of the 11 months thereafter, 1.667% of the shares on February 5, 2006 and each of the 11 months thereafter, 2.5% of the shares on February 5, 2007 and each of the 11 months thereafter, and 3.333% of the shares on February 5, 2008 and each of the 11 months thereafter.

(26)	This option was originally granted for 86,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 2.907% of the shares on January 4, 2006 and each of the 11 months thereafter, 0.969% of the shares on January 4, 2007 and each of the 11 months thereafter, 1.938% of the shares on January 4, 2008 and each of the 11 months thereafter, and 2.519% of the shares on January 4, 2009 and each of the 11 months thereafter.

(27)	This option was originally granted for 65,000 shares and has not been exercised with respect to any shares. This option becomes vested and exercisable with respect to 2.083% of the shares on February 3, 2006 and each of the 47 months thereafter.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In January 2005, we entered into an employment offer letter agreement with Steve Tirado for the position of Chief Executive Officer and President. The following is a summary of the material terms of this agreement regarding termination of Mr. Tirado’s employment with us.

•	Upon any termination of employment, Mr. Tirado is entitled to receive (i) payment for all unpaid salary and vacation accrued through the date of termination, (ii) reimbursement for expenses per existing company policies, and (iii) continued benefits in accordance with the terms of our then existing benefit plans and policies and/or as required by applicable law.

•	In the event of his voluntary termination (other than for “good reason”) or termination for “cause”, Mr. Tirado is not entitled to any cash separation benefits or additional vesting of shares of restricted stock or options.

•	In the event of his termination without “cause”, for “good reason” or due to death or disability, Mr. Tirado is entitled to receive:

º	cash severance equal to his then current annual base salary, paid pro rata over the next twelve months in accordance with normal payroll dates;

º	the calculated amount (if any) payable to the Chief Executive Officer under our executive bonus program, prorated for the year in which such termination occurs, less applicable deductions and withholdings and in accordance with our normal payroll practices;

º	reimbursement of COBRA insurance premiums (if he elects COBRA coverage), for twelve months following termination; and

º	twelve months of accelerated vesting under his stock options and restricted stock awards.

In order to receive these payments and benefits, Mr. Tirado must first execute a full unilateral release (including a waiver of unknown claims and covenant not to sue) in favor of Silicon Image and its directors, officers and other related persons and an agreement not to solicit our employees for a period of one year following termination.

•	“Cause” is defined to mean (i) conviction of, or plea of guilty or no contest to, a felony under the laws of the United States or any state thereof or any act of fraud, embezzlement or dishonesty, (ii) breach of fiduciary duties not remedied within thirty days of written notice, or (iii) material breach of the agreement or any other written agreement with us not remedied within thirty days of written notice.

•	“Good Reason” is defined to mean (i) any material reduction in his job duties and responsibilities not approved in writing by him and not restored within thirty days of written notice to our Board, (ii) his failure to be elected at any time as a member of our Board, or (iii) any demoting change in his job title as Chief Executive Officer and President, reduction in annual base salary or potential cash bonus, or requirement that his principal place of business be located more than 25 miles from the current location of our principal place of business not rescinded within thirty days of written notice to our Board.

In November 2005, we entered into an employment offer letter agreement with Robert Freeman for the position of Chief Financial Officer. The following is a summary of the material terms of this agreement regarding termination of Mr. Freeman’s employment with us.

•	Upon any termination of employment, Mr. Freeman is entitled to receive payment for all unpaid salary and vacation accrued to the date of termination.

•	In the event of his voluntary termination or termination for “cause”, Mr. Freeman is not entitled to any cash severance benefits or additional vesting of shares of restricted stock or options.

•	In the event of his termination without “cause”, Mr. Freeman is entitled to receive:

º	his salary for six months following termination, at the rate of his then current base salary;

º	any target bonus that he is eligible for at the time of termination, prorated for the portion of the fiscal year in which he was employed;

º	payment of his COBRA insurance premiums (if he elects COBRA coverage) for a period of the shorter of six months following termination or until he becomes employed in a new position; and

º	six months of accelerated vesting under his stock options.

In order to receive these payments and benefits, Mr. Freeman must first execute a general release of claims agreement in the form provided by Silicon Image.

•	“Cause” is defined to mean: (i) any breach of the agreement, the employee inventions and confidentiality agreement between him and us, or any other written agreement between him and us, if such breach causes harm to us; (ii) any negligence or willful misconduct by him in his performance of duties to us that causes harm to us, including (without limitation) repeated failure to follow the directions of the person to whom he reports; (iii) his repeated failure to diligently follow the lawful directions of the Board or his repeated failure to diligently perform his duties in a reasonable manner pursuant to the agreement; (iv) his commission of a felony under the laws of the United States or any state thereof; (v) his commission of any act of fraud, embezzlement or dishonesty or breach of fiduciary duties; (vi) his abuse of alcohol or controlled substances that has a detrimental effect upon his performance of his duties under the agreement; or (vii) a good faith determination by the Board or the person to whom he reports that his performance is unsatisfactory.

In April 2007, Mr. Freeman notified us that he intended to retire and we entered into a transitional employment and separation agreement with him, whereby he would remain employed as our Chief Financial Officer for a transitional period ending on September 30, 2007. Upon the conclusion of the transitional period or any earlier termination of Mr. Freeman’s employment (other than for “cause” as defined above), Mr. Freeman will be entitled to receive the payments and benefits described above for a termination without “cause”. In order to receive such payments and benefits, Mr. Freeman must first execute a general release of claims agreement in the form provided by Silicon Image.

In April 2004, we entered into an employment offer letter agreement with Rob Valiton for the position of Vice President, Worldwide Sales. The following is a summary of the material terms of this agreement regarding termination of Mr. Valiton’s employment with us.

•	Upon any termination of employment, Mr. Valiton is entitled to receive payment for all unpaid salary and paid time off accrued to the date of termination and his benefits will be continued under our then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.

•	In the event of his termination without “cause”, Mr. Valiton is entitled to receive cash severance in an amount equal to six months of his then current base salary (net of applicable taxes), which may be paid by us in a lump sum or according to our normal payroll cycle. In order to receive this severance, Mr. Valiton must first execute a full unilateral release in favor of Silicon Image and its directors, officers and other related persons.

•	“Cause” is defined to mean: (i) any breach of the agreement, the employee inventions and confidentiality agreement between him and us, or any other written agreement between him and us, if such breach causes harm to us; (ii) any negligence or willful misconduct by him in his performance of duties to us that causes harm to us; (iii) his repeated failure to diligently follow the lawful directions of the Board or the person to whom he reports or his repeated failure to diligently perform his duties in a reasonable manner pursuant to the agreement; (iv) his commission of a felony under the laws of the United States or any state thereof; (v) his commission of any act of fraud, embezzlement or dishonesty or breach of fiduciary duties; (vi) his abuse of alcohol or controlled substances that has a detrimental effect upon his performance of his duties under the agreement; or (vii) a good faith determination by the Board or the person to whom he reports that his performance is unsatisfactory.

Under the sales commission policy applicable to members of Silicon Image’s sales personnel, including Mr. Valiton, a salesperson is entitled to all accrued sales commissions upon any termination of employment. Commissions are generally paid in the fiscal quarter following the fiscal quarter in which they are earned, subject to annualized true-ups or true-downs.

In February 2002, we entered into an employment offer letter agreement with J. Duane Northcutt for the position of Vice President of System Architecture Group. We did not enter into a new employment offer letter with Dr. Northcutt in connection with his promotion to Chief Technology Officer. This agreement does not contain terms regarding termination of Dr. Northcutt’s employment with us. Pursuant to our standard policy for terminated employees, upon any termination of employment, Dr. Northcutt is entitled to receive payment for all unpaid salary and paid time off accrued to the date of termination and his benefits will be continued under our then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.

In August 2001, we entered into an employment offer letter with John Shin for the position of Vice President, Advanced Technology Development. We did not enter into a new employment offer letter with Mr. Shin in connection with his promotion to Vice President, Engineering. This agreement does not contain terms regarding termination of Mr. Shin’s employment with us. Pursuant to our standard policy for terminated employees, upon any termination of employment, Mr. Shin is entitled to receive payment for all unpaid salary and paid time off accrued to the date of termination and his benefits will be continued under our then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law.

The following table quantifies the dollar value of payments and benefits to each of the above named executive officers according to their respective agreements upon a voluntary termination (other than for “good reason”) or termination for “cause”, assuming that such termination took place on December 29, 2006 and that the price per share of our common stock was $12.72, the closing price of our stock reported on the Nasdaq Global Select Market on that date.

Name	Accrued Vacation	Refund of ESPP Contribution	Accrued Commissions

Steve Tirado	$10,733	$3,562	—
Robert Freeman	7,807	—	—
Rob Valiton	15,323	2,313	22,409	(1)
J. Duane Northcutt	18,335	3,567	—
John Shin	14,942	11,667	—

(1)	Represents accrued sales commissions for the fourth fiscal quarter of 2006.

The following table quantifies the dollar value payments and benefits to each of the above named executive officers according to their respective agreements upon a termination without “cause”, for “good reason” or due to death or disability, assuming that such termination took place on December 29, 2006 and that the price per share of our common stock was $12.72, the closing price of our stock reported on the Nasdaq Global Select Market on that date. No additional disclosure is provided for Dr. Northcutt or Mr. Shin, as the payments and benefits to each of them in these circumstances is the same as set forth in the preceding table.

			Perquisites and		Refund of ESPP	Accrued		Equity
Name	Salary	Bonus	Benefits(1)	Accrued Vacation	Contribution	Commissions		Acceleration

Steve Tirado	$475,000	$650,790	$15,862	$10,733	$3,562	—		$1,344,314
Robert Freeman	140,000	216,671	5,254	7,807	—	—		86,250
Rob Valiton	127,500	—	—	15,323	2,313	22,409	(2)	—

(1)	Represents reimbursement of COBRA insurance premiums for the maximum period required in the applicable employment offer letter agreement.

(2)	Represents accrued sales commissions for the fourth fiscal quarter of 2006.

In September 2004, we entered into an employment offer letter with Patrick Reutens for the position of Chief Legal Officer. In September 2006, Mr. Reutens voluntarily resigned to take a position with another company. In accordance with the terms of his agreement, Mr. Reutens received a lump sum cash payment of $12,335, representing payment for $3,182 of unpaid salary and $9,154 of paid time off accrued to the date of termination of employment. Because his termination was voluntary, Mr. Reutens was not otherwise entitled to any severance benefits or additional vesting of shares of restricted stock or options.

DIRECTOR COMPENSATION

Board of Directors Compensation Practices

Silicon Image compensates its non-employee board directors. Our goal is to be very competitive in the market to attract the best talent we can to our board. Because of the value of equity granted to our members, our total compensation is above the 75th percentile. The cash portion of our compensation is closer to the mid-point of the market.

In addition to the initial stock option grant and annual stock option grants for non-employee directors under the Director Compensation Plan described below, non-employee directors are eligible to receive discretionary grants of stock options under our 1999 Equity Incentive Plan.

Director Compensation Plan

On April 5, 2005, the Board approved a compensation plan (the “Director Compensation Plan”) for directors with respect to membership on the Board and the standing committees thereof, which currently include the Audit Committee, Compensation Committee and Governance and Nominating Committee and for holding chair positions on the Board and the standing committees. The Director Compensation Plan became effective in April 2005 and revised the prior director compensation structure that was in place and that was previously applicable to directors. The Director Compensation Plan was developed with the assistance of SEGellen Consulting, a compensation consulting firm that was retained by Silicon Image to assess competitive market practices for board compensation based on a peer group review, evaluate trends in board compensation and recommend a board compensation package for consideration by Silicon Image that was designed to allow the company to recruit, retain and fairly compensate quality board members. The Director Compensation Plan was presented by SEGellen Consulting to the Compensation Committee and also reviewed by the Governance and Nominating Committee prior to its submission for Board approval.

In February 2006, the Compensation Committee discussed Board compensation and determined that the Director Compensation Plan would remain in effect for 2006 and that the cash retainer fees described below would be paid on a quarterly basis to each director who has served for a full fiscal quarter.

The following is a summary of the terms of the compensation plan currently in effect:

(1) Initial Stock Option Grant.  Upon appointment or election to the Board, each non-employee director will receive an option to purchase 40,000 shares of our common stock under the 1999 Equity Incentive Plan. Such option will have an exercise price equal to the fair market value of our common stock on the date of grant. So long as the director continues to provide services to us, this initial stock option grant will vest and become exercisable with respect to 2.083% of the shares each month following the date of grant until fully vested; provided, that all shares subject to the stock option will become fully vested if we undergo a change of control. These initial stock option grants will have a ten-year term, but will generally terminate three months following the date the director ceases to perform services to us.

(2) Annual Compensation by Role and for Meeting Attendance.

•	Cash Compensation by Role. Each non-employee director will receive cash compensation for membership on the Board, the standing committees and for holding chair positions on the Board and the standing committees in the amounts and on the terms described in the table and note (1) below.

•	Cash Compensation for Meeting Attendance. Each non-employee director will receive cash compensation for attendance at certain Board and committee meetings in the amounts and on the terms described in the table and notes (3) and (4) below.

•	Annual Stock Option Grant(s). Immediately following each annual meeting of stockholders, each director who is not an employee and whose direct pecuniary interest in our common stock is less than five percent will receive stock option grant(s) under the 1999 Equity Incentive Plan in the amounts and on the terms described in the table and note (2) below, provided such director has served in the role indicated continuously for a period of at least one year. The shares subject to the annual stock option grants will have an exercise price equal to the fair market value of our common stock on the date of grant. So long as the director continues to provide services to us, these annual grants will vest with respect to 4.167% of the shares each month following the date of grant until fully vested; provided, that these grants will become fully vested if we undergo a change of control. These annual stock option grants will have a five-year term, but will generally terminate three months following the date the option holder ceases to provide services to us.

	Annual Cash	Annual Stock
	Retainer	Option Grant		Telephone Meeting
Role	by Role(1)	by Role(2)	Meeting Fees	Fees

Board Member	$25,000	20,000 shares	$1,000/meeting(3)	$500/meeting(3)
Board Chair	$10,000	5,000 shares
Audit Committee Member	$10,000	5,000 shares	$1,000/meeting(4)	$500/meeting(4)
Audit Committee Chair	$10,000
Compensation Committee Member	$5,000	5,000 shares	$1,000/meeting(4)	$500/meeting(4)
Compensation Committee Chair	$7,000
Governance and Nominating Committee Member	$5,000	5,000 shares	$1,000/meeting(4)	$500/meeting(4)
Governance and Nominating Committee Chair	$7,000

(1)	These cash amounts are additive with respect to each role performed by the applicable director. For example, if a director serves on the Board, as chair of the Audit Committee and member of the Compensation Committee, he will receive an annual cash retainer in the amount of $50,000 ($25,000 as Board member, $10,000 as Audit Committee member, $10,000 as chair of the Audit Committee and $5,000 as Compensation Committee member).

(2)	These option amounts are additive with respect to each role performed by the applicable director. For example, if a director has served continuously for a period of at least one year on the Board, as chair of the Audit Committee and member of the Compensation Committee, he will receive one or more stock options to purchase an aggregate of 30,000 shares of our common stock (20,000 shares as Board member, 5,000 shares as Audit Committee member and 5,000 shares as Compensation Committee member). A director must serve in a role continuously for a period of at least one year to receive the option grant for the respective role.

(3)	These cash amounts are payable to a director with respect to all meetings after the sixth meeting of the Board of Directors that the applicable director attended, either in person or via telephone.

(4)	These cash amounts are payable to a director with respect to all committee meetings that the applicable director attended, either in person or via telephone.

DIRECTOR COMPENSATION TABLE (2006)

The table below sets forth the amounts of total compensation awarded to, earned by or paid to non-employee directors of Silicon Image in 2006 for membership on the Board, committees of the Board and/or attendance at meetings of the Board and Board committees, pursuant to the Director Compensation Plan. The non-employee directors were not entitled to receive payments which would characterized as “non-equity incentive plan compensation” for the fiscal year ended December 31, 2006. We do not administer a pension plan program.

	Fees Earned			All Other
	or Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)	($)	($)(1)	($)	($)

William George(2)	$41,500	—	$64,263	—	$105,763
Peter Hanelt(3)	88,500	—	141,160	—	229,660
John Hodge(4)	34,548	—	71,227	—	105,775
David Hodges(5)	56,438	—	249,946	—	306,384
Masood Jabbar(6)	71,500	—	141,160	—	212,660
William Raduchel(7)	25,500	—	70,840	—	96,340

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to our 1999 Equity

Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 6 to our audited financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around March 1, 2007.

(2)	As of December 31, 2006, Dr. George held an aggregate of 40,000 outstanding stock options, of which 11,667 were vested and 28,333 were unvested.

(3)	The grant date fair values under FAS 123(R) of the stock options for 20,000 and 5,000 shares granted to Mr. Hanelt in 2006 were $131,922 and $32,981, respectively. As of December 31, 2006, Mr. Hanelt held an aggregate of 65,000 outstanding stock options, of which 23,124 were vested and 41,876 were unvested.

(4)	Mr. Hodge was appointed to Board and Board committees effective February 14, 2006. The grant date fair value under FAS 123(R) of the stock option for 40,000 shares granted to Mr. Hodge in 2006 was $324,116. As of December 31, 2006, Mr. Hodge held an aggregate of 40,000 outstanding stock options, of which 8,333 were vested and 31,667 were unvested.

(5)	The grant date fair values under FAS 123(R) of the stock options for 20,000, 5,000, 5,000 and 5,000 shares granted to Dr. Hodges were $131,922, $32,981, $32,981 and $32,981, respectively. As of December 31, 2006, Dr. Hodges held an aggregate of 120,000 outstanding stock options, of which 88,957 were vested and 31,043 were unvested. During 2006, stock options for 30,000 shares held by Dr. Hodges expired unexercised following their two year term due to being out-of-the-money on the date of expiration.

(6)	The grant date fair values under FAS 123(R) of the stock options for 20,000 and 5,000 shares granted to Mr. Jabbar were $131,922 and $32,981, respectively. As of December 31, 2006, Mr. Jabbar held an aggregate of 65,000 outstanding stock options, of which 23,124 were vested and 41,876 were unvested.

(7)	As of December 31, 2006, Dr. Raduchel held an aggregate of 230,000 outstanding stock options, of which 180,000 were vested and 50,000 were unvested.

TRANSACTIONS WITH RELATED PERSONS

From January 1, 2006 to the present, there have been no (and there are no currently proposed) transactions in which Silicon Image was (or is to be) a participant and the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission.

Silicon Image has adopted and maintains a code of conduct and ethics that applies to all directors, executive officers and employees. The code covers matters that we believe are supportive of high standards of ethical business conduct, including those regarding legal compliance, conflicts of interest, insider trading, corporate opportunities, competition and fair dealing, maintenance of corporate books and records, gifts and entertainment, political contributions, international business laws, confidentiality, protection of company assets, public communications, special obligations applicable to our Chief Executive Officer and senior financial officers, and standards and procedures for compliance with the code. The code can be found on our website at www.siliconimage.com.

The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons are expected to avoid conflicts of interest. The code provides some examples of activities that could involve conflicts of interest, including aiding our competitors, involvement with any business that does business with us or seeks to do so, owning a significant financial interest in a competitor or a business that does business with us or seeks to do so, soliciting or accepting payments or other preferential treatment from any person that does business with us or seeks to do so, taking personal advantage of corporate opportunities and transacting company business with a family member.

The code defines a “related party transaction” to mean any transaction that is required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission. The compliance officer under the code will conduct a review of all related party transactions for potential conflict of interest situations. Further, all related party transactions must be approved or ratified by our audit committee or another independent body of the Board. The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or 5% stockholders have a material interest. We expect that in connection with the review, approval or ratification of any such transaction, our compliance officer and audit committee or independent body of the Board will be provided with all material information then available regarding the transaction, the nature and extent of the director’s, executive officer’s or 5% stockholder’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. We expect that any such transaction would be approved or ratified only if our audit committee or independent body of the Board concluded in good faith that it was in our interest to proceed with it. We expect that that pre-approval will be sought for any such transaction when practicable, and when pre-approval is not obtained, for any such transaction to be submitted for ratification as promptly as practicable.

STOCK PRICE PERFORMANCE GRAPH

The stock price performance graph below is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Silicon Image specifically incorporates this information by reference and shall not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, for Silicon Image, the NASDAQ Composite Stock Market Index (US), and the S&P Information Technology Index. The graph assumes that $100 was invested in Silicon Image’s common stock, the NASDAQ Composite Stock Market (US) and the S&P Information Technology Index from December 31, 2001 through December 31, 2006. No cash dividends have been declared on Silicon Image’s common stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06

Silicon Image, Inc.	$100	$160	$190	$438	$241	$338
NASDAQ Composite Stock Market (US)	$100	$72	$107	$117	$121	$137
S&P Information Technology Index	$100	$63	$92	$94	$95	$103

Copyright 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Silicon Image specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee consists of Peter Hanelt, John Hodge and Masood Jabbar. Messrs. Hanelt and Jabbar both joined the Audit Committee in May 2005 upon their election to the Board. Mr. Hodge joined the Audit Committee in May 2006, following his appointment to the Board. Mr. Hanelt has served as chairman of the Audit Committee since June 2005.

Management is responsible for Silicon Image’s internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of Silicon Image’s consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, during fiscal year 2006, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, our independent registered public accounting firm. Management has represented to the Audit Committee that Silicon Image’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP. The Audit Committee has also discussed management’s assessment of internal control over financial reporting as well as Deloitte & Touche LLP’s report on management’s assessment of internal control over financial reporting and their audit of internal control over final reporting as of December 31, 2006. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Deloitte & Touche LLP has also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with Deloitte & Touche LLP that independent registered public accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of Deloitte & Touche LLP to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements and management’s report on internal control over financial reporting in Silicon Image’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Audit Committee

Peter Hanelt
John Hodge
Masood Jabbar

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock (“10% Stockholders”), to file with the Securities and Exchange Commission initial reports of ownership on a Form 3 and reports of changes in ownership of our common stock and other equity securities on a Form 4 or Form 5. Such executive officers, directors and 10% Stockholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such filings in our possession and written representations from the executive officers and directors, we believe that all of our executive officers, directors and 10% Stockholders made all the necessary filings under Section 16(a) during fiscal year 2006, except that each of Mr. Tirado, Mr. Northcutt, Mr. Reutens and Mr. Valiton did not timely file a Form 4 report with respect to a stock option grant for service as an executive officer and director, respectively, as a result of delays in internal notification of the grant of such options to the company employee who prepares these filings.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in Silicon Image’s Proxy Statement and form of proxy relating to Silicon Image’s annual meeting of stockholders to be held in 2008 must be received by December 18, 2007. Stockholders wishing to bring a proposal before the annual meeting to be held in 2008 (but not include it in Silicon Image’s proxy materials) must provide written notice of such proposal to the Secretary of Silicon Image at the principal executive offices of Silicon Image between February 23, 2008 and March 24, 2008.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

Silicon Image invites its Board members to attend its annual stockholder meetings, but does not require attendance. In 2006, Mr. Tirado, Mr. Hanelt, Mr. Hodge and Dr. Hodges attended Silicon Image’s annual stockholder meeting.

SECURITYHOLDER COMMUNICATIONS

Any securityholder of Silicon Image wishing to communicate with the Board may write to the Board at directors@siliconimage.com or Board of Directors, c/o Silicon Image, 1060 East Arques Ave., Sunnyvale, California 94085. An employee of Silicon Image, under the supervision of the Chairman of the Board, will forward these emails and letters directly to the Board. Securityholders may indicate in their email messages and letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

Silicon Image has adopted a code of conduct and ethics that applies to Silicon Image’s directors, executive officers and employees, including its Chief Executive Officer and Chief Financial Officer. The code of conduct and ethics is available on Silicon Image’s website at www.siliconimage.com.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

PROXY

SILICON IMAGE, INC.

Annual Meeting of Stockholders – May 23, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints Steve Tirado and Edward Lopez, and each of them, as proxies of the undersigned, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote all the shares of stock of Silicon Image, Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Stockholders of Silicon Image, Inc. to be held at our headquarters located at 1060 East Arques Ave., Sunnyvale, California, on Wednesday, May 23, 2007, at 2:00 p.m., Pacific Time, and at any adjournment or postponement thereof.

      When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted for the Board of Directors nominees and for Proposal No. 2 and this Proxy authorizes the above designated proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

[See reverse side]

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲   FOLD AND DETACH HERE   ▲

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Please mark your votes as	☑
indicated in this example

The Board of Directors recommends a vote FOR the Proposals:

1	ELECTION OF CLASS II DIRECTORS
	Nominee: 01 Masood Jabbar 02 John Hodge		WITHHOLD
		FOR	AUTHORITY
		☐	☐
INSTRUCTION: To withhold authority to vote for any nominee, write that nominee’s name in the space provided below:

2	RATIFICATION OF APPOINTMENT OF
	DELOITTE & TOUCHE LLP AS SILICON	FOR	AGAINST	ABSTAIN
	IMAGE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this Proxy in the enclosed return envelope so that your shares may be represented at the meeting.

Signature	Signature	Date

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

▲  FOLD AND DETACH HERE  ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/simg		Telephone 1-866-540-5760		Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope
Use the Internet to vote your proxy Have your proxy card in hand when you access the web site	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.